Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 16, 2025

Royalty Pharma plc

110 East 59th Street

New York, NY 10022

Ladies and Gentlemen:

Royalty Pharma plc, an English public limited company organized under the laws of England and Wales (the “Company”) and the guarantors listed in Schedule I hereto (the “Guarantors”) have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-279905) (as amended, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $600,000,000 aggregate principal amount of the Company’s 4.450% Senior Notes due 2031 (the “2031 Notes”), $900,000,000 aggregate principal amount of the Company’s 5.200% Senior Notes due 2035 (the “2035 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.950% Senior Notes due 2055 (the “2055 Notes”, and together with the 2031 Notes and 2035 Notes, the “Notes”). The Securities are to be issued pursuant to the provisions of the Indenture, dated as of September 2, 2020, among the Company, Royalty Pharma Holdings Ltd and Wilmington Trust, National Association, as trustee (the “Trustee”) (as supplemented by the fourth supplemental indenture, dated as of June 9, 2024, among the Company, the Guarantors and the Trustee, the “Base Indenture”) and a fifth supplemental indenture dated September 16, 2025 among the Company, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be guaranteed by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated September 2, 2025 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Royalty Pharma plc

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Assuming when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

2.

Assuming the due authorization of the Notes by the Company and the due authorization of the Guarantees included in the Indenture by each Guarantor (other than Royalty Pharma Manager, LLC), the Guarantees, assuming the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of each Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights; provided that we express no opinion as to the (x) the enforceability of any waiver of rights under any usury or stay law, (y)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Guarantee that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that the Company and each Guarantor (other than Royalty Pharma Manager, LLC) is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and each Guarantor.

We are members of the Bar of the State of New York and the foregoing opinions are limited to the laws of the State of New York and the Delaware Limited Liability Company Act, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of England and Wales, we have relied, without independent inquiry or investigation, on the opinion of Davis Polk &

Royalty Pharma plc

Wardwell London LLP to be filed as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Royalty Pharma plc

Schedule I

1.	Royalty Pharma Holdings Ltd

2.	Royalty Pharma Manager, LLC